February 15, 1994         Exhibit 99.41


Re:  Stock Option Agreement dated as of February 15, 1994, among
     QVC Network, Inc. ("QVC"), Cox Enterprises, Inc., Advance
     Publications, Inc. and BellSouth Corporationn("


     In connection with the execution of the above-referenced Stock Option Agreement by the parties thereto, the undersigned entities acknowledge and agree to the terms of paragraph 6(g) thereof, and further agree that such paragraph shall modify and replace the provisions contained in paragraph 6 of the Memorandum of Understanding, dated November 11, 1993, between BellSouth and QVC, as in effect on the date hereof.


COMCAST CORPORATION



By:  /s/ Arthur R. Block
     -------------------

LIBERTY MEDIA CORPORATION



By:  /s/ Peter Barton
     -------------------